Exhibit 10.19

AMENDMENT #1 TO INDEPEDNENT CONTRACTOR AGREEMENT

This Amendment #1 (“Amendment”) is dated effective October 2, 2025 (“Effective Date”) and amends that certain Independent Contractor Agreement dated effective March 1, 2025 (the “Agreement”) between Rare Resource Recycling, Inc., a Texas corporation and wholly owned subsidiary of REEcycle Holdings, Inc. (the “Company”) and Sumsare Resources LLC, a Texas limited liability company (“You” or “you”). Capitalized terms used but not defined herein have the meaning provided in the Agreement.

1.	Services and Term. Schedule A to the Agreement is amended and restated per the attached Schedule A.

2.	No Other Amendments. Except as amended by Section 1 of this Amendment, the Agreement remains in full force and effect.

Agreed:

Rare Resource Recycling, Inc.		Sumsare Resources LLC

By:	/s/ Rasmus Gerdeman	By:	/s/ Nicholas Justin Froneman
Name:	Rasmus Gerdeman	Name:	Nicholas Justin Froneman
Title:	CEO	Title:	Co-founder and Partner

REEcycle Holdings Inc.  |  8310 Castleford Street Ste. 320  |  Houston, TX 77040  |  347-573-0976  |  REEcycleInc.com

Schedule A:

1. Services: Perform the services typically associated with the role of Chief Operating Officer, focusing in particular on the Company’s procurement strategy for rare earth element feedstock and site selection. Other services as requested by the Company’s Board or CEO.

2. Time Commitment: You will dedicate such time and effort as is necessary to performance of the Services.

3. Term: Section 2 of the Agreement is amended to provide that the Term is extended for one (1) year from the Effective Date of the Amendment.

4. Cash Compensation. Section 3.1 of the Agreement is amended to provide that the Company will pay you a monthly fee of $20,000.00 beginning as of the Effective Date.

5. Equity Compensation. Subject to the approval of the Company’s Board of Directors, Sumsare Resources LLC’s principal, Nicholas Justin Froneman (“Principal”), will be granted an option to purchase 7,000,000 shares of the Company’s Common Stock (the “Option”). The exercise price of the Option will be $0.065 per share, or such other amount determined by the Board of Directors equal to or greater than the 409A valuation of the Company’s common stock at the time the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2024 Long Term Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement, which you will be required to sign. Forty percent (40%) of the shares subject to the Option will be vested at the time of grant. The remaining sixty percent (60%) of the shares subject to the Option shall vest on the one (1) year anniversary of the Effective Date. The Stock Option Agreement will provide for acceleration of vesting upon a change of control. Principal should consult with his own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock. By executed this Amendment, Principal acknowledges and agrees that the Company, its directors, officers, employees, attorneys, accountants and advisors have not made and do not make any representation or warranty, express or implied, regarding the past, current or potential future value of the Company or its securities.

6. Other Business Activities. Pursuant to Section 10 of the Agreement, you have disclosed and the Company acknowledges that you also perform services as Portfolio Manager and Senior Analyst for Visio Fund Management.

Agreed:

Rare Resource Recycling, Inc.		Sumsare Resources LLC

By:	/s/ Rasmus Gerdeman	By:	/s/ Nicholas Justin Froneman
Name:	Rasmus Gerdeman	Name:	Nicholas Justin Froneman
Title:	CEO	Title:	Co-founder and Partner

For purposes of Section 5:

By:	/s/ Nicholas Justin Froneman
Name:	Nicholas Justin Froneman

REEcycle Holdings Inc.  |  8310 Castleford Street Ste. 320  |  Houston, TX 77040  |  347-573-0976  |  REEcycleInc.com